Exhibit 16.1


May 24, 2004


Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read Item 4 of Denbury Resources Inc.'s Amendment No. 1 to Form 8-K dated May 12, 2004, and have the following comments:

1. We agree with the statements made in the first and second paragraphs and in items (1) and (2) of the third paragraph.

2. We have no basis on which to agree or disagree with the statements made in item (3) of the third paragraph.

Yours truly,

/s/ Deloitte & Touche LLP
Dallas, Texas